Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results

For Fourth Quarter And Full Year Of 2016

NASHVILLE, TN, Mar. 2, 2017 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company) today reported financial results for the fourth quarter and fiscal year ended January 1, 2017. Fiscal 2016 included 52 weeks as compared to 53 weeks in fiscal 2015 and the fourth quarter of fiscal 2016 included 13 weeks as compared to 14 weeks in the same quarter of fiscal 2015.

Fourth Quarter 2016 Highlights Compared To The Fourth Quarter Of 2015

•	Net sales amounted to $57,323,000, a decrease of 3.3% from $59,304,000 recorded in the fourth quarter a year ago. On a comparable 13 week basis, net sales in the fourth quarter of 2016 increased by an estimated $1,919,000, or 3.5%, compared to those recorded in the fourth quarter of 2015. Factors which affected sales during the comparable quarters of the two years included the following:

•	The fourth quarter of fiscal 2015 included one extra week compared to the fourth quarter of fiscal 2016. The estimated impact on sales due to the additional week in the final quarter of 2015 was $3,900,000, including $3,200,000 in the J. Alexander’s/Redlands Grill restaurants and $700,000 in the Stoney River Steakhouse and Grill restaurants. The estimated impact on net income from the additional week was $110,000 while the estimated impact on Adjusted EBITDA(1) was $350,000.

•	On December 12, 2016, the Company opened a J. Alexander’s restaurant in Raleigh, NC. The fourth quarter of 2016 reflects results of operations of this restaurant for the three weeks it was open.

•	The fourth quarter of 2016 includes the operations of a Stoney River Steakhouse and Grill opened in Germantown, TN in the first quarter of 2016.

•	For the J. Alexander’s/Redlands Grill restaurants, average weekly same store sales per restaurant(2) were $113,000, an increase of 1.8% from $111,000 reported in the fourth quarter of 2015, and for the Stoney River Steakhouse and Grill restaurants, average weekly same store sales were $76,000, down 1.7% from $77,300 reported in the fourth quarter of 2015.

•

Income from continuing operations before income taxes totaled $3,679,000 during the fourth quarter of 2016 compared to income from continuing operations before income taxes of $4,033,000 in the fourth quarter of 2015. The results for the fourth quarter of 2015 were impacted by non-recurring transaction and integration expenses of $870,000 associated with the abandonment of a planned initial public offering, and the ultimate spin-off from Fidelity National Financial Ventures, LLC (FNFV) in 2015, both described in previous quarters. Excluding these non-

recurring transaction and integration expenses, income from continuing operations before income taxes would have totaled $4,903,000 for the fourth quarter of 2015. The results also included income tax expense of $852,000 in the fourth quarter of 2016 compared to income tax expense of $1,600,000 in the fourth quarter of 2015.

•	Net income for the fourth quarter of 2016 totaled $2,721,000 compared to net income of $2,321,000 achieved in the comparable quarter of 2015.

•	Basic earnings per share totaled $0.19 for the fourth quarter of 2016 compared to $0.15 reported in the fourth quarter of 2015. Diluted earnings per share totaled $0.18 for the fourth quarter of 2016 compared to $0.15 in the fourth quarter of 2015.

•	Adjusted EBITDA decreased 1.5% to $8,256,000 from $8,382,000 in the fourth quarter of 2015.

•	Restaurant Operating Profit Margin(3) was 16.6% for the fourth quarter of 2016 compared to 17.1% in the final quarter of 2015.

•	Cost of sales as a percentage of net sales in the fourth quarter of 2016 was 30.7% compared to 31.4% in the same quarter of 2015.

(1)	Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.
(2)	Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than eighteen months. Revenue associated with reduction in liabilities for gift cards which are considered to be only remotely likely to be redeemed (based on historical redemption rates) is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales is computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).
(3)	“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

Stock Repurchase Program

During the fourth quarter of fiscal 2015, the Company’s Board of Directors authorized a share repurchase program for up to 1.5 million shares of the Company’s outstanding common stock over a period of three years. Share repurchases under the program have been made, and are expected to be made, solely from cash on hand and available operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices, and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. During the fourth quarter of 2016, the Company purchased 5,000 shares under the program. Since inception of the stock repurchase program, 305,059 shares have been purchased by the Company under the program at an aggregate purchase price of $3,203,000.

Chief Executive Officer’s Review/Fourth Quarter

“We were encouraged by our results in the fourth quarter,” said Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “We concluded the year with steadily improving sales trends, driven by a strong performance in all of our restaurant concepts during the holiday season. “Same store sales advanced 6.2% in our J. Alexander’s/Redlands Grill restaurant locations and rose 7.8% in our Stoney River Steakhouse and Grill restaurants during this period, which began November 28, 2016 and continued through January 1, 2017. We were particularly pleased with the higher sales at Stoney River because sales and guest counts had trended down in October and November.”

Stout noted that the persistence of a slow growth rate in the overall economy was more evident in both the Company’s small-to-mid market locations as well as the higher density markets, with sales results up slightly compared to the final quarter a year ago. He said that sales from locations in Ohio were more robust, showing positive response to the Company’s plan of action to build sales and guest counts implemented at the beginning of the year.

For the fourth quarter of 2016, average weekly sales in the J. Alexander’s/Redlands Grill restaurants increased 1.6% while average weekly sales in the Stoney River Steakhouse and Grill locations gained 2.6%. Average weekly guest counts on a same store base in the J. Alexander’s/Redlands Grill restaurants were up 2.0% while average weekly guest counts on a same store base in the Stoney River Steakhouse and Grill restaurants decreased 1.5%.

Stout said an easing in beef prices also benefitted the Company during the fourth quarter, estimating that beef costs decreased by 10.0% within the J. Alexander’s/Redlands Grill locations and by 8.9% within the Stoney River Steakhouse and Grill restaurants compared to the fourth quarter of 2015. Another favorable indicator relative to fourth quarter results involved gift card sales, which were up 4.0% at the J. Alexander’s/Redlands Grill restaurants and 14.5% at the Stoney River Steakhouse and Grill locations.

The Company’s consolidated operating income for the fourth quarter of 2016 was $3,794,000 compared to consolidated operating income of $4,192,000 recorded in the comparable quarter a year earlier. The Company’s effective tax rate for the fourth quarter of 2016 was 23.8% compared to 40.8% in the fourth quarter of 2015.

Restaurant labor and related costs as a percentage of net sales was 29.7% for the fourth quarter of 2016 as compared to 29.3% in the corresponding quarter a year earlier. Other restaurant operating expenses were 19.1% of net sales for the fourth quarter of 2016 as compared to 18.6% of net sales in the corresponding quarter of the previous year.

Average guest checks, which include alcoholic beverage sales, for the combined J. Alexander’s/Redlands Grill concepts decreased 0.1% to $31.10 in the fourth quarter of 2016 compared to $31.13 in the same quarter of 2015. Average guest checks for the Stoney River Steakhouse and Grill concept were down 4.7% to $44.90 in the fourth quarter of 2016 from $47.12 in the fourth quarter of 2015. The effect of menu price adjustments for the most recent quarter was estimated to be a 0.6% increase for the J. Alexander’s/Redlands Grill restaurants and a 0.6% decrease for the Stoney River Steakhouse and Grill restaurants compared to the same quarter a year earlier. Deflation in food costs for the fourth quarter of 2016 was estimated to total 3.8% for the J. Alexander’s/Redlands Grill restaurants and 5.3% for the Stoney River Steakhouse and Grill restaurants, respectively, compared to the fourth quarter a year ago.

During the fourth quarter of 2016, the Company incurred consulting fees of $249,000 related to its management agreement with Black Knight Advisory Services, LLC (“Black Knight”) compared to $262,000 in the final quarter in 2015. The Company also recognized $881,000 of non-cash profits interest compensation expense for Black Knight in the fourth quarter of 2016, compared to $661,000 in the fourth quarter of the previous year.

Full Year Highlights For 2016

For the 52 weeks of fiscal 2016, the Company posted net sales of $219,582,000, up 0.8% from $217,914,000 recorded during the 53 weeks of fiscal 2015. The New Year’s Eve week, traditionally one of the Company’s strongest sales weeks, occurred twice during fiscal 2015 and had a positive impact on both the first and fourth quarters of that year. Fiscal 2016 began January 4, 2016 and, as such, included the benefit of only one New Year’s Eve week.

The estimated impact on sales due to the additional New Year’s Eve week in 2015 was $4,815,000, including $3,975,000 in J. Alexander’s/Redlands Grill restaurants and $840,000 in Stoney River Steakhouse and Grill restaurants. The estimated impact on net income related to the additional week in 2015 was $590,000 while the estimated impact on Adjusted EBITDA was $800,000.

Income from continuing operations before income taxes was $9,539,000 for fiscal 2016 as compared to $7,339,000 for fiscal 2015. Included in the results were non-recurring transaction and integration expenses of $64,000 in 2016 and $7,181,000 in the prior year. Excluding these non-recurring transaction and integration expenses, income from continuing operations before income taxes would have totaled $9,603,000 for 2016 and $14,520,000 for 2015. Results also included income tax expense of $2,062,000 in 2016 and income tax expense of $1,555,000 in 2015.

The Company recorded net income of $7,043,000 for 2016, up 31.5% from $5,355,000 in 2015, which included the non-recurring transaction and integration expenses referenced above. Adjusted EBITDA for 2016 totaled $24,303,000, down from $26,125,000 recorded in 2015. Basic earnings per share totaled $0.48 for 2016 and $0.36 for 2015, while diluted earnings per share totaled $0.47 and $0.36 for fiscal years 2016 and 2015, respectively. See attached “Adjusted EBITDA Reconciliation” for a definition of Adjusted EBITDA and a reconciliation to net income.

Within the J. Alexander’s/Redlands Grill restaurants, average weekly same store sales per restaurant totaled $110,100 for 2016, down 0.5% from $110,600 in 2015. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales totaled $70,400 in 2016, up 0.3% from $70,200 in 2015.

Guest counts within the same store base of restaurants increased by 1.0% within the J. Alexander’s/Redlands Grill restaurants for 2016, and rose by 0.4% within the Stoney River Steakhouse and Grill restaurants in 2016. The average guest check at the combined J. Alexander’s/Redlands Grill locations decreased by 1.3% from $30.82 for 2015 to $30.41 for 2016, while the Stoney River average guest check decreased by 4.0%, from $45.99 for 2015 to $44.13 for 2016. The effect of menu price changes for 2016 was estimated to be a 0.4% decrease at J. Alexander’s/Redlands Grill locations and a 0.3% decrease at the Stoney River restaurants compared to 2015.

Cost of sales as a percentage of net sales for 2016 and 2015 was 31.6%. Deflation in food costs for the year ended January 1, 2017 was estimated to total 1.7% for the J. Alexander’s/Redlands Grill restaurants, with beef costs declining by approximately 4.6% compared to 2015. For the Stoney River Steakhouse and Grill restaurants, deflation for 2016 was an estimated 2.9%, including an estimated 5.3% decline in beef costs on a comparative basis. Restaurant labor and related costs for 2016 was 30.6% of net sales as compared to 30.2% of net sales in 2015. Other restaurant operating expenses increased to 20.0% of net sales during the most recent year from 19.8% of net sales in 2015. Restaurant Operating Profit Margins for 2016 were 13.9%, down from 14.7% in 2015.

For the most recent year, J. Alexander’s Holdings, Inc. incurred approximately $1,200,000 of public company costs compared to $250,000 in 2015. The Company also incurred consulting fees of $700,000 during 2016 from its management agreement with Black Knight compared to $262,000 in 2015. J. Alexander’s Holdings, Inc. also recognized non-cash profits interest compensation expense for Black Knight totaling $2,039,000 in 2016 compared to $661,000 in 2015.

Outlook For 2017/Guidance

“Our sales momentum in the final month of 2016 has generally carried over to 2017,” Stout said. “We are continuing to see favorable trends in our J. Alexander’s / Grills locations, while sales at our Stoney River restaurants remain somewhat soft. Beef prices continue to be favorable in the first quarter of 2017. We also believe that the solid gift card sales performance in the most recent quarter is a positive indicator of first quarter trends.”

The following performance outlook is based on current information as of March 2, 2017. The Company does not expect to update the guidance provided as follows before next quarter’s earnings release. However, the information on which the outlook is based is subject to change and the Company may update its full business outlook or any portion thereof at any time for any reason.

Based upon current information, the guidance for the 2017 fiscal year is as follows:

Same Store Sales Increase:

J. Alexander’s/Grills	1.5% - 2.5%
Stoney River Steakhouse and Grill	1.5% - 2.5%
Capital Expenditures	$19MM - $22MM
Total Revenue	$232MM - $234MM
Net Income	$6.4MM - $7.2MM
Adjusted EBITDA	$25.7MM - $26.7MM
Effective tax rate	21%
Basic EPS Range	$0.44 - $0.49

Restaurant Development

J. Alexander’s Holdings, Inc. has opened one new Stoney River Steakhouse and Grill (February 27, 2017) in Chapel Hill, NC and has set March 13, 2017 as the opening date of a new J. Alexander’s restaurant in Lexington, KY.

The Company expects to announce plans during the first quarter of 2017 for an additional new J. Alexander’s restaurant and one new Stoney River Steakhouse and Grill restaurant with openings targeted for the fourth quarter of 2017.

Finally, the Company’s J. Alexander’s restaurant in Houston, Texas closed for business on January 28, 2017. Stout noted “we were unable to negotiate a lease renewal that we deemed to be satisfactory going forward. We love the Houston market and look forward to re-entering it when the right opportunity arises.”

Conference Call

The Company will hold a conference call on Friday, March 3, 2017, at 10 a.m., Central time to discuss its financial results for the fourth quarter and full fiscal year ending January 1, 2017. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=122763. A replay of the conference call will be available shortly following the conclusion of the call at investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=122763, as well as by dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13653998. The replay will be accessible through March 10, 2017 via telephone and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates four complementary restaurant concepts: J. Alexander’s, Redlands Grill, Lyndhurst Grill and Stoney River Steakhouse and Grill.

J. Alexander’s Holdings, Inc. presently operates 43 restaurants in 15 states. The Company has its headquarters in Nashville, TN.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2016 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Year Ended
	January 1	January 3	January 1	January 3
	2017	2016	2017	2016
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net sales	$57,323	$59,304	$219,582	$217,914
Costs and expenses:
Cost of sales	17,625	18,629	69,320	68,806
Restaurant labor and related costs	17,015	17,405	67,102	65,860
Depreciation and amortization of restaurant property and equipment	2,198	2,094	8,834	8,222
Other operating expenses	10,964	11,010	43,873	43,076

Total restaurant operating expenses	47,802	49,138	189,129	185,964
Transaction and integration expenses	2	870	64	7,181
General and administrative expenses	4,889	4,852	18,852	16,094
Pre-opening expense	836	252	1,443	275

Total operating expenses	53,529	55,112	209,488	209,514

Operating income	3,794	4,192	10,094	8,400
Other income (expense):
Interest expense	(148)	(188)	(662)	(1,158)
Other, net	33	29	107	97

Total other expense	(115)	(159)	(555)	(1,061)

Income from continuing operations before income taxes	3,679	4,033	9,539	7,339
Income tax expense	(852)	(1,600)	(2,062)	(1,555)
Loss from discontinued operations, net	(106)	(112)	(434)	(429)

Net income	$2,721	$2,321	$7,043	$5,355

Basic Earnings (loss) per share:
Income from continuing operations, net of tax	$0.19	$0.16	$0.50	$0.39
Loss from discontinued operations, net	(0.01)	(0.01)	(0.03)	(0.03)

Basic earnings per share	$0.19	$0.15	$0.48	$0.36

Diluted Earnings (loss) per share:
Income from continuing operations, net of tax	$0.19	$0.16	$0.50	$0.38
Loss from discontinued operations, net	(0.01)	(0.01)	(0.03)	(0.03)

Diluted earnings per share	$0.18	$0.15	$0.47	$0.36

Weighted average common shares outstanding(1):
Basic	14,698	15,000	14,821	15,000
Diluted	14,751	15,147	14,840	15,037

(1)	Weighted average common shares outstanding for the prior year are based on the number of shares outstanding at the date of the Company’s spin-off from Fidelity National Financial Ventures, LLC as if all shares had been outstanding since December 29, 2014.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Year Ended
	January 1	January 3	January 1	January 3
	2017	2016	2017	2016
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	30.7	31.4	31.6	31.6
Restaurant labor and related costs	29.7	29.3	30.6	30.2
Depreciation and amortization of restaurant property and equipment	3.8	3.5	4.0	3.8
Other operating expenses	19.1	18.6	20.0	19.8

Total restaurant operating expenses	83.4	82.9	86.1	85.3
Transaction and integration expenses	0.0	1.5	0.0	3.3
General and administrative expenses	8.5	8.2	8.6	7.4
Pre-opening expense	1.5	0.4	0.7	0.1

Total operating expenses	93.4	92.9	95.4	96.1

Operating income	6.6	7.1	4.6	3.9

Other income (expense):
Interest expense	(0.3)	(0.3)	(0.3)	(0.5)
Other, net	0.1	0.0	0.0	0.0

Total other expense	(0.2)	(0.3)	(0.3)	(0.5)
Income from continuing operations before income taxes	6.4	6.8	4.3	3.4
Income tax expense	(1.5)	(2.7)	(0.9)	(0.7)
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net income	4.7%	3.9%	3.2%	2.5%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:
Adjusted EBITDA(2)	$8,256	$8,382	$24,303	$26,125
As a % of net sales	14.4%	14.1%	11.1%	12.0%
Average weekly sales per restaurant:
J. Alexander’s Restaurant/Redlands Grill	$112,800	$111,000	$109,800	$110,400
Percent change	1.6%		-0.5%
Stoney River Steakhouse and Grill	$79,300	$77,300	$74,200	$70,200
Percent change	2.6%		5.7%
Average weekly same store sales per restaurant:
J. Alexander’s Restaurant/Redlands Grill	$113,000	$111,000	$110,100	$110,600
Percent change	1.8%		-0.5%
Stoney River Steakhouse and Grill	$76,000	$77,300	$70,400	$70,200
Percent change	-1.7%		0.3%

(2)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	January 1	January 3
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$6,632	$13,424
Other current assets	7,741	5,555

Total current assets	14,373	18,979
Other assets	6,012	6,388
Property and equipment, net	101,470	89,313
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,155	25,155
Deferred Charges, net	291	264

	$163,038	$155,836

Liabilities and Stockholders’ Equity
Current liabilities	$27,704	$22,553
Long term debt, net of portion classified as current and unamortized deferred loan costs	15,418	19,226
Deferred compensation obligations	6,010	5,715
Deferred income taxes	4,031	5,002
Other long-term liabilities	5,555	4,537
Stockholders’ equity	104,320	98,803

	$163,038	$155,836

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Year Ended
	January 1	January 3
	2017	2016
	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Net income	$7,043	$5,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	9,110	8,523
Equity-based compensation expense	2,996	1,256
Other, net	(304)	929
Changes in assets and liabilities, net	(2,428)	(53)

Net cash provided by operating activities	16,417	16,010
Cash flows from investing activities:
Purchase of property and equipment	(20,777)	(11,431)
Other investing activities	(239)	(2,555)

Net cash used in investing activities	(21,016)	(13,986)
Cash flows from financing activities:
Proceeds from borrowing under debt agreement	4,000	10,000
Payments on long-term debt and obligations under capital leases	(1,667)	(11,671)
Purchases of common stock	(3,203)	—
Other financing activities	(1,323)	(230)

Net cash used in financing activities	(2,193)	(1,901)

Decrease in cash and cash equivalents	(6,792)	123
Cash and cash equivalents at beginning of period	13,424	13,301

Cash and cash equivalents at end of period	$6,632	$13,424

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$1,845	$1,444
Property and equipment obligations accrued at end of period	2,587	1,845
Cash paid for interest	691	1,109
Cash paid for income taxes	4,986	445

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs. Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Year Ended
	January 1	January 3	January 1	January 3
	2017	2016	2017	2016
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net income	$2,721	$2,321	$7,043	$5,355
Income tax expense	852	1,600	2,062	1,555
Interest expense	148	188	662	1,158
Depreciation and amortization	2,281	2,186	9,170	8,584

EBITDA	6,002	6,295	18,937	16,652
Transaction and integration expenses	2	870	64	7,181
Loss on disposal of fixed assets	87	32	251	256
Asset impairment charges and restaurant closing costs	1	1	3	3
Non-cash compensation	1,222	820	3,171	1,329
Loss from discontinued operations, net	106	112	434	429
Pre-opening expense	836	252	1,443	275

Adjusted EBITDA	$8,256	$8,382	$24,303	$26,125

Note: For purposes of computing Adjusted EBITDA, the $881 and $2,039 for the quarter and year ended January 1, 2017, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $249 and $700 for the quarter and year ended January 1, 2017 are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Year Ended
	January 1		January 3		January 1		January 3
	2017		2016		2017		2016
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
	(13 weeks)		(14 weeks)		(52 weeks)		(53 weeks)
Operating income	$3,794	6.6%	$4,192	7.1%	$10,094	4.6%	$8,400	3.9%
General and administrative expenses	4,889	8.5%	4,852	8.2%	18,852	8.6%	16,094	7.4%
Transaction and integration expenses	2	—	870	1.5%	64	0.0%	7,181	3.3%
Pre-opening expense	836	1.5%	252	0.4%	1,443	0.7%	275	0.1%

Restaurant Operating Profit	$9,521	16.6%	$10,166	17.1%	$30,453	13.9%	$31,950	14.7%

	Reconciliation of Guidance Range for Adjusted EBITDA for 2017
	(unaudited, in thousands)
	Low	High
Net income (estimated)	$6,400	$7,200
Income tax expense	1,700	1,910
Interest expense	725	725
Depreciation and amortization	10,275	10,275

EBITDA	19,100	20,110
Loss on disposal of fixed assets	250	250
Non-cash compensation	3,500	3,500
Loss from discontinued operations, net	500	500
Pre-opening expense	2,365	2,365

Adjusted EBITDA	$25,715	$26,725